Exhibit 99.1

FERRELLGAS PARTNERS, L.P. REPORTS

SECOND QUARTER FISCAL YEAR 2026 RESULTS

Liberty, MO., March 5, 2026 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its 2026 second fiscal quarter ended January 31, 2026.

“Our team’s preparation at the beginning of fiscal 2026 enabled us to achieve strong second-quarter results,” said Tamria Zertuche, President and CEO. “Extended cold weather across much of the eastern region, combined with warmer conditions in the west, created both challenges and opportunities for the beginning of the winter heating season. Our employee-owners showed exceptional adaptability by reallocating personnel and resources to meet increased demand while continuing to drive growth and manage expenses. As a result, we achieved expanded margins, increased profit and are well positioned for the upcoming quarter and the rest of the fiscal year.”

Financial Highlights:

Gross profit increased by $3.0 million, or approximately 1%, during the quarter as compared to the prior-year period. Average propane prices (based on Mont Belvieu, Texas) declined 21.7% in the second quarter of fiscal 2026 compared to the prior-year period. A $28.4 million, or approximately 4%, decline in revenue was more than offset by a $31.3 million, or approximately 10%, reduction in cost of product. Net earnings attributable to the Company increased by $3.3 million, or approximately 3%, to $102.2 million in the second quarter of fiscal 2026, compared to $98.8 million in the prior-year period, primarily driven by the increase in gross profit.

Adjusted EBITDA, a non-GAAP financial measure, rose by $9.1 million, or approximately 6%, to $166.1 million, compared to $157.0 million in the second quarter of the prior year. The improvement was driven by a $4.6 million reduction in general and administrative expenses, a $1.6 million decrease in operating expenses related to equipment leases, and a $3.0 million increase in gross profit. Lower general and administrative expenses were driven by changes in personnel expenses and reduced legal costs. The decrease in operating lease expenses were driven by the refinancing of several operating leases into finance leases during the quarter.

Preparation efforts in the prior quarter positioned the Company well to meet winter demand from residential customers, resulting in a $7.1 million, or approximately 3%, increase in gross profit for our retail business. This was partially offset by softer wholesale performance, as no hurricane related events occurred during the first six months of fiscal 2026. Margin per gallon continued to benefit from operational efficiencies, increasing approximately 6% as the Company reduced unproductive deliveries and skipped stops. These improvements contributed to a roughly 13% increase in operating income per gallon.

Operational Highlights:

As part of our winter readiness efforts, we upgraded our supply infrastructure to enhance inventory visibility and deploy predictive analytics, enabling more disciplined planning and reliable execution throughout the season. We realized the benefits in the second fiscal quarter, successfully meeting elevated customer demand while maintaining strong operational efficiency. Winter conditions arrived later in the quarter after unseasonably warm weather in November and December of fiscal 2026, particularly across the western half of the country. Average temperatures (measured by heating degree days) were 16% warmer than normal (based on AccuWeather’s ten-year average) and 27% warmer than the prior year quarter in the western half of the country. The above average temperatures in the west were partially offset by the cold in the east. By late January, Winter Storm Fern and other significant weather events in the eastern United States prompted widespread emergency declarations. Our national footprint allowed us to reposition drivers and equipment from west to east to meet increased demand.

The Retail teams continued to deliver profitable growth from tank sets with increases of 7.2% in all customer segments.  Our residential conversion rate increased 3.4% over prior year quarter. While responding to heightened winter consumer demand, our Customer Service team maintained outbound sales initiatives that are expected to generate approximately one million additional gallons. Our National Sales team also secured six new national account customers during the quarter. The Company also transitioned 0.9% of our existing Will Call network, just over 6,100 locations, to Auto Fill delivery. This shift improves route density and overall efficiency, enhances demand forecasting, and contributes to stronger margin performance. By broadening our Auto Fill footprint, we are better equipped to serve customers proactively and dependably during periods of heightened winter demand. These wins underscore the strength of our national platform, combining dedicated account management, focused customer support, and dependable local operations to deliver a consistent and high-quality customer experience. Our continued emphasis on safety is also delivering measurable results with our Total Recordable Incident Rate improving 10% compared to the prior quarter.

Our Wholesale team’s prior quarter’s capital and operational investments included increases in drivers and trucks. In addition, the team opened seven new distribution service locations, enabling it to meet winter demand in the second quarter. The Company expanded capacity at one of our tank exchange production facilities to support strategic growth, seeing an approximate 25% throughput increase in the south central region of the country during periods of elevated seasonal demand. This allowed us to deliver more cylinders during Winter Storm Fern than any other two week period during the traditional summer peak months. The Company also donated filled propane tanks during Winter Storm Fern to nearly a dozen charities from Mississippi to North Carolina, fueling a variety of appliances and helping to keep storm victims warm and fed in the midst of widespread power outages, supporting our commitment to the communities we serve.

Our continued investment in telematics has strengthened our operational discipline by enhancing real-time visibility, improving driver safety performance, and achieving measurable gains in fuel efficiency and fleet productivity across the enterprise. Driven by strong financial and operational performance this quarter, the Company is poised to accelerate strategic growth, expand our customer base, and advance targeted efficiency investments that enhance margins and asset productivity. These tangible gains, combined with our disciplined focus on continuous improvement, position us to deliver consistent earnings growth, sustainable cash flow generation, and long-term value creation for our stakeholders.

On March 4, 2026, the board of directors of Ferrellgas, Inc., in its capacity as the general partner of the Company, declared a cash distribution on the Company’s Class B Units of $82.32 per Class B Unit, or approximately $107.0 million in the aggregate. The distribution is payable on or about March 13, 2026, to Class B Unitholders of record as of the close of business on March 6, 2026. Upon payment of this distribution, the Company will have met the “Class B Conversion Threshold” as defined in the Company’s partnership agreement.

On March 4, 2026, the board of directors of Ferrellgas, Inc., in its capacity as the general partner of the Company, approved the Company’s intent to elect, by written notice to the holders of the Class B Units, to convert all 1.3 million outstanding Class B Units into Class A Units shortly after the payment of the distribution. Upon the making of such election, each Class B Unit will be converted into five Class A Units in accordance with the Company’s partnership Agreement.

On Thursday, March 5, 2026, the Company will conduct a teleconference on the Internet at https://edge.media-server.com/mmc/p/2dyvibp4 to discuss the results of operations for the second fiscal quarter ended January 31, 2026. The webcast of the teleconference will begin at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). Questions may be submitted via the investor relations e-mail box at InvestorRelations@ferrellgas.com.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Its Blue Rhino propane exchange brand is sold at over 64,000 locations nationwide. Ferrellgas employees indirectly own 1.1 million Class A Units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed an Annual Report on Form 10-K for the fiscal year ended July 31, 2025, with the Securities and Exchange Commission on October 15, 2025. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com. For more information, follow Ferrellgas on Facebook, X, LinkedIn, and Instagram.

Cautionary Note Regarding Forward-Looking Statements

Statements included in this release concerning current estimates, expectations, projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are forward-looking statements as defined under federal securities laws. These statements often use words such as “anticipate,” “believe,” “intend,” “plan,” “projection,” “forecast,” “strategy,” “position,” “continue,” “estimate,” “expect,” “may,” “will,” or the negative of those terms or other variations of them or comparable terminology. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations, including the effect of weather conditions on the demand for propane; the prices of wholesale propane, motor fuel and crude oil; disruptions to the supply of propane; competition from other industry participants and other energy sources; energy efficiency and technology advances; significant delays in the collection of accounts or notes receivable; customer, counterparty, supplier or vendor defaults; changes in demand for, and production of, hydrocarbon products; inherent operating and litigation risks in gathering, transporting, handling and storing propane; costs of complying with, or liabilities imposed under, environmental, health and safety laws; the impact of pending and future legal proceedings; the interruption, disruption, failure or malfunction of our information technology systems including due to cyber-attack; economic and political instability, particularly in areas of the world tied to the energy industry, including the ongoing conflicts between Russia and Ukraine and in the Middle East; disruptions in the capital and credit markets, related to the evolving global tariff environment or otherwise; and access to available capital to meet our operating and debt-service requirements. These risks, uncertainties, and other factors also include those discussed in the Annual Report on Form 10-K of Ferrellgas Partners, L.P., Ferrellgas, L.P., Ferrellgas Partners Finance Corp., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2025, and in other documents filed from time to time by these entities with the Securities and Exchange Commission. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are made only as of the date hereof. Ferrellgas disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2026	2025	2026	2025	2026	2025
Revenues:
Propane and other gas liquids sales	$601,723	$637,027	$931,037	$973,825	$1,785,305	$1,782,121
Other	39,691	32,749	65,566	60,036	115,774	107,966
Total revenues	641,414	669,776	996,603	1,033,861	1,901,079	1,890,087

Cost of sales:
Propane and other gas liquids sales	286,951	318,706	443,296	483,062	862,306	874,534
Other	4,073	3,665	7,758	8,111	13,096	12,421

Gross profit	350,390	347,405	545,549	542,688	1,025,677	1,003,132

Operating expense - personnel, vehicle, plant & other	170,317	170,740	320,082	318,914	632,002	616,232
Operating expense - equipment lease expense	3,389	4,996	7,581	10,500	15,801	21,366
Depreciation and amortization expense	26,522	24,345	51,742	48,670	101,498	98,302
General and administrative expense	11,676	16,714	23,690	154,640	47,667	174,963
Non-cash employee stock ownership plan compensation charge	952	703	1,868	1,556	3,455	3,170
Loss on asset sales and disposals	1,372	2,264	2,551	3,691	1,817	4,793

Operating income	136,162	127,643	138,035	4,717	223,437	84,306

Interest expense	(33,192)	(27,893)	(59,843)	(53,974)	(113,933)	(103,677)
Loss on extinguishment of debt	—	—	(3,003)	—	(3,003)	—
Other income, net	434	321	1,017	1,178	2,783	3,484

Earnings (loss) before income tax expense	103,404	100,071	76,206	(48,079)	109,284	(15,887)

Income tax expense	330	385	496	565	1,303	780

Net earnings (loss)	103,074	99,686	75,710	(48,644)	107,981	(16,667)

Net earnings (loss) attributable to noncontrolling interest (1)	886	843	449	(819)	461	(825)

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$102,188	$98,843	$75,261	$(47,825)	$107,520	$(15,842)

Class A unitholders' interest in net earnings (loss)	$12,195	$11,660	$6,032	$(79,810)	$6,363	$(141,891)

Net earnings (loss) per unitholders' interest
Basic and diluted net earnings (loss) per Class A Unit	$2.51	$2.40	$1.24	$(16.43)	$1.31	$(29.21)
Weighted average Class A Units outstanding - basic and diluted	4,858	4,858	4,858	4,858	4,858	4,858

(1)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Six months ended		Twelve months ended
	January 31,		January 31,		January 31,
	2026	2025	2026	2025	2026	2025
Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$102,188	$98,843	$75,261	$(47,825)	$107,520	$(15,842)
Income tax expense	330	385	496	565	1,303	780
Interest expense	33,192	27,893	59,843	53,974	113,933	103,677
Depreciation and amortization expense	26,522	24,345	51,742	48,670	101,498	98,302
EBITDA	162,232	151,466	187,342	55,384	324,254	186,917
Non-cash employee stock ownership plan compensation charge	952	703	1,868	1,556	3,455	3,170
Loss on extinguishment of debt	—	—	3,003	—	3,003	—
Loss on asset sales and disposal	1,372	2,264	2,551	3,691	1,817	4,793
Other income, net	(434)	(321)	(1,017)	(1,178)	(2,783)	(3,484)
Legal fees and settlements related to non-core businesses	—	1,768	—	129,154	1,481	130,987
Legal fees and settlements related to core businesses	—	500	—	4,540	—	4,540
Acquisition and related costs (1)	—	(798)	—	(798)	—	1,371
Compliance costs (2)	704	—	704	—	704	—
Business transformation costs (3)	435	615	556	1,321	907	2,966
Net earnings (loss) attributable to noncontrolling interest (4)	886	843	449	(819)	461	(825)
Adjusted EBITDA (5)	166,147	157,040	195,456	192,851	333,299	330,435
Net cash interest expense (6)	(31,004)	(23,431)	(54,919)	(45,904)	(101,080)	(88,778)
Maintenance capital expenditures (7)	(9,214)	(8,727)	(15,502)	(19,141)	(28,428)	(32,261)
Cash paid for income taxes	(244)	(333)	(323)	(410)	(1,258)	(750)
Proceeds from certain asset sales	495	655	893	1,211	2,640	2,141
Distributable cash flow attributable to equity investors (8)	126,180	125,204	125,605	128,607	205,173	210,787
Less: Distributions accrued or paid to preferred unitholders	15,802	16,231	32,283	32,463	63,888	64,740
Distributable cash flow attributable to general partner and non-controlling interest	(2,524)	(2,504)	(2,512)	(2,572)	(4,104)	(4,216)
Distributable cash flow attributable to Class A and B Unitholders (9)	107,854	106,469	90,810	93,572	137,181	141,831
Less: Distributions paid to Class A and B Unitholders (10)	—	—	—	—	—	99,996
Distributable cash flow excess (11)	$107,854	$106,469	$90,810	$93,572	$137,181	$41,835

Propane gallons sales
Retail - Sales to End Users	202,343	205,975	307,406	312,706	561,648	559,097
Wholesale - Sales to Resellers	61,611	69,490	105,233	120,730	201,682	214,857
Total propane gallons sales	263,954	275,465	412,639	433,436	763,330	773,954

(1)	Non-recurring due diligence related to potential acquisition activities, restructuring costs, and other adjustments.
(2)	Non-recurring compliance costs included in “Operating, general and administrative expense”.
(3)	Non-recurring costs included in “Operating, general and administrative expense” related to the implementation of business transformation initiatives.
(4)	Amounts allocated to the general partner for its 1.0101% interest (excluding the economic interest attributable to the preferred unitholders) in the operating partnership, Ferrellgas, L.P.
(5)	Adjusted EBITDA is calculated as net earnings (loss) attributable to Ferrellgas Partners, L.P., plus the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on extinguishment of debt, loss on asset sales and disposals, other income, net, legal fees and settlements related to non-core businesses, legal fees and settlements related to core businesses, acquisition and related costs, compliance costs, business transformation costs, and net earnings (loss) attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes make it easier to compare its results with other companies that have different financing and capital structures. Adjusted EBITDA, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of Adjusted EBITDA that will not occur on a continuing basis may have associated cash payments. Adjusted EBITDA should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(6)	Net cash interest expense is the sum of interest expense less non-cash interest expense and other income, net.
(7)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment, and may from time to time include the purchase of assets that are typically leased.
(8)	Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for income taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors, including holders of the operating partnership’s Preferred Units. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(9)	Distributable cash flow attributable to Class A and B Unitholders is calculated as Distributable cash flow attributable to equity investors minus distributions accrued or paid on the Preferred Units and distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to Class A and B Unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to Class A and B Unitholders. Distributable cash flow attributable to Class A and B Unitholders, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added to our calculation of distributable cash flow attributable to Class A and B Unitholders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to Class A and B Unitholders should be viewed in conjunction with measurements that are computed in accordance with GAAP.
(10)	The Company did not pay any distributions to Class A Unitholders during any of the periods in fiscal 2026 or fiscal 2025.
(11)	Distributable cash flow excess is calculated as Distributable cash flow attributable to Class A and B Unitholders minus Distributions paid to Class A and B Unitholders. Distributable cash flow excess, if any, is retained to establish reserves, to reduce debt, to fund capital expenditures and for other partnership purposes, and any shortage is funded from previously established reserves, cash on hand or borrowings under our Credit Facility. Management considers Distributable cash flow excess a meaningful measure of the partnership’s ability to effectuate those purposes. Distributable cash flow excess, as management defines it, may not be comparable to similarly titled measurements used by other companies. Items added into our calculation of distributable cash flow excess that will not occur on a continuing basis may have associated cash payments. Distributable cash flow excess should be viewed in conjunction with measurements that are computed in accordance with GAAP.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	January 31, 2026	July 31, 2025

Current assets:
Cash and cash equivalents	$88,386	$96,883
Accounts and notes receivable (net of allowance for expected credit losses of $4,982 and $4,330 at January 31, 2026 and July 31, 2025, respectively)	238,645	127,510
Inventories	85,484	87,807
Prepaid expenses and other current assets	40,948	30,471
Total current assets	453,463	342,671

Property, plant and equipment, net	598,832	602,692
Goodwill, net	257,155	257,155
Intangible assets (net of accumulated amortization of $370,481 and $366,817 at January 31, 2026 and July 31, 2025, respectively)	102,786	106,451
Operating lease right-of-use assets	35,886	39,045
Other assets, net	95,187	68,702
Total assets	$1,543,309	$1,416,716

LIABILITIES, MEZZANINE EQUITY AND DEFICIT

Current liabilities:
Accounts payable	$74,503	$31,083
Short-term borrowing	62,500	—
Current portion of long-term debt	1,717	652,178
Current operating lease liabilities	15,375	16,082
Other current liabilities	196,681	215,154
Total current liabilities	350,776	914,497

Long-term debt	1,453,882	815,462
Operating lease liabilities	21,749	24,079
Other liabilities	55,915	40,457

Contingencies and commitments

Mezzanine equity:
Senior preferred units, net of issue discount and offering costs (700,000 units outstanding at January 31, 2026 and July 31, 2025)	651,349	651,349

Deficit:
Limited partner unitholders
Class A (4,857,605 Units outstanding at January 31, 2026 and July 31, 2025)	(1,288,325)	(1,332,704)
Class B (1,300,000 Units outstanding at January 31, 2026 and July 31, 2025)	383,012	383,012
General partner Unitholder (49,496 Units outstanding at January 31, 2026 and July 31, 2025)	(70,397)	(70,845)
Accumulated other comprehensive loss	(6,558)	(95)
Total Ferrellgas Partners, L.P. deficit	(982,268)	(1,020,632)
Noncontrolling interest	(8,094)	(8,496)
Total deficit	(990,362)	(1,029,128)
Total liabilities, mezzanine equity and deficit	$1,543,309	$1,416,716